                                                                     EXHIBIT 5.1


                          OPINION OF VINSON & ELKINS

                                  May 4, 2001

Inergy, L.P.
1101 Walnut, Suite 1500
Kansas City, Missouri 64106

Ladies and Gentlemen:

     We have acted as counsel to Inergy, L.P., a Delaware limited partnership (the "Partnership"), Inergy GP, LLC, a Delaware limited liability company and the managing general partner of the Partnership (the "Managing General Partner"), and Inergy Holdings, LLC, a Delaware limited liability company and the non-managing general partner of the Partnership (the "Non-Managing General Partner" and collectively with the Managing General Partner, the "General Partners"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the offering and sale of up to an aggregate of 1,840,000 common units representing limited partner interests in the Partnership (the "Common Units").

     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

2. The Common Units, when issued and paid for under the Partnership's Registration Statement on Form S-1, as amended, relating to the Common Units, will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters below:

Inergy, L.P.
Page 2
May 4, 2001


     (a) If a court were to determine that the right or exercise of the right under the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") by the holders of Common Units and subordinated units (the "Limited Partners") of the Partnership as a group

          (i)  to remove or replace the General Partners;

          (ii)  to approve certain amendments to the Partnership Agreement; or

          (iii)  to take certain other actions under the Partnership Agreement constitutes "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partners with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner.

     (b)  If a Court were to determine under Section 17-607 of the Delaware
     Act that a limited partner received a distribution and knew at the time of the distribution that it was made in violation of the Delaware Act, such limited partner shall be liable to the limited partnership for three years for the amount of the distribution.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Experts" in the Prospectus.

                                                Very truly yours,

                                                /s/ VINSON & ELKINS L.L.P.

                                                VINSON & ELKINS L.L.P.